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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [   ] Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

New Frontier Media, Inc.

(Name of Registrant as Specified In Its Charter)

Edward J. Bonn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EDWARD J. BONN

15303 Ventura Boulevard, Suite 1070
Sherman Oaks, California 91403

NEW FRONTIER NEEDS A FRESH START—ELECT NEW DIRECTORS

Dear Fellow New Frontier Shareholder:

I am the largest shareholder of New Frontier Media, Inc. I acquired my shares of New Frontier common stock in October 1999 when the Company acquired Interactive Telecom Network, Inc., Interactive Gallery, Inc. and Card Transactions, Inc., three companies that I founded. Until recently, I also served as a member of New Frontier’s board of directors, and as Chairman of the Board of the Company’s Interactive Telecom Network subsidiary.

I beneficially own 4,073,473 shares of New Frontier’s common stock. This represents approximately 17.5% of New Frontier’s outstanding voting securities, including the 1,900,000 shares of a newly-created class of preferred stock the Company issued in May.1 As New Frontier’s largest shareholder, like you I have been severely impacted by the decreasing market price of the Company’s common stock. In fact, over the last five years, an investment in the common stock of New Frontier has lost approximately 62% of its market value due to the decline in the stock price.2

While the overall stock market is down, this fact alone does not explain the dismal performance of New Frontier’s common stock over the past five years. Relative to two of the Company’s competitors, Playboy Enterprises, Inc. (NYSE: PLA) and Private Media Group, Inc. (Nasdaq: PRVT), an investment in New Frontier’s common stock has underperformed by approximately 73% and 385%, respectively, during the five-year period from March 31, 1997 to March 31, 2002.3

I believe that changes to the board are necessary, and I am therefore soliciting your proxy in support of new nominees to the Company’s board of directors.

The nominees that I will be asking you to support have significant and direct experience within large companies, including divisions of companies that are relevant to New Frontier’s lines of business–satellite and cable distribution and Internet distribution. I believe that these candidates will provide New Frontier with the credibility and direction it needs to restore investor confidence, attract and retain a quality executive management team, and develop a plan to improve performance. The biographies of my nominees are listed below. As I have previously announced, if my nominees are elected, I will not serve as Chief Executive Officer or Chairman of the new board of directors.

We shareholders risk a continued decline in the value of our equity investment in New Frontier unless action is taken. It is my belief that New Frontier needs a change in management and operations. In my opinion, these changes will only begin with the election of new faces to the board of directors, providing a fresh start for New Frontier.

IMPORTANT—DO NOT SIGN OR RETURN ANY PROXY CARD SENT
TO YOU BY MANAGEMENT. I WILL SHORTLY BE SENDING YOU A
GOLD PROXY CARD TO SUPPORT MY NOMINEES.

Overview of My Candidates

John B. Burns has served as President and CEO of The Burns Group, Inc., an executive consulting firm specializing in cable networks and interactive services, since 1995. He has also served as the President of Distribution at the ABC Family Channel (formerly the Fox Family Channel) from April 1999 to April 2002. In addition, he served in various executive positions with StarSight Telecast, Inc., providers of an interactive on-screen television navigation system, and worked with Viacom’s Showtime Networks for over ten years.

Carlton R. Jennings has extensive experience in the wireless communications industry. He has served as CEO of Quadrant Australia, a publicly traded Australian-based telecommunications company, since June 2001. He has also served as CEO of Iridium South Pacific, an Asian-Pacific satellite operation, from June 1998 to May 2000, and as a director of Iridium LLC, a global satellite and communications company, from January 1997 to June 1998. In addition, he currently serves on the boards of directors of Quadrant Australia, Bareena Holdings and Iridium Holdings.

Gerard A. Maglio has served as President of Maglio & Associates, Inc., a consulting and entrepreneurial venture firm primarily involved in the multi-channel television distribution and telecommunications technologies, for the past 11 years. He has also served as the Chief Marketing Officer for three cable companies—American Television & Communications, Daniels & Associates and United Artists Cable. In addition, he was the founding President of Rainbow Programming Services and served as President of the residential division of Digital Music Express, Inc.

Andrew Orgel is Chairman, CEO and Managing Partner of Global Media Ventures, which owns, operates and provides ongoing management services for a portfolio of media, marketing and merchandising brands. He is a media veteran with over 25 years of experience in the startup and management of leading, innovative media brands in the U.S., Canada and the U.K. He served as Vice President, Sales & Marketing of Nickelodeon, MTV, and The Movie Channel, now Viacom. He also served as Vice President, Affiliate Sales & Marketing as well as Senior Vice President, Programming & Production of the Arts & Entertainment Network (A&E), now Disney. Additionally, he served as the President and CEO of Video Jukebox Network, the first interactive television network, now MTV Networks. He co-founded Interactive Enterprises, an interactive media company which joined with U.S. West (now Qwest) to create Interactive Video Enterprises, where he developed a suite of television services for digital broadband delivery. He most recently was President and COO of Wisdom Media Group, where he led the company’s Television, Radio, Internet and Print media businesses in the life improvement category.

Stephen Peary has international experience that spans 15 years in executive and crisis management, including extensive worldwide finance experience. He serves as CEO and a director of ThirdOrbit Insurance Solutions, an e-commerce property and liability insurance company that he founded in November 2000. He has also served as managing director of Liverpool & London Steamship Protection and Indemnity Association, a mutual marine insurance company. In addition, he has also served as an executive with PLM International, a transportation equipment leasing company.

Bernard Stolar has extensive experience in the interactive entertainment industry, with a variety of public and privately held companies. He currently serves as President and COO of BAM! Entertainment. He has also served as President of Mattel Interactive, and in executive positions with Sega of America and Sony Computer Entertainment of America, which launched the Sony PlayStation.

Edward J. Bonn. I served as a director of New Frontier from October 1999 until July 9, 2002, when I resigned from the board, and I served as Chairman of the Board of New Frontier’s Interactive Telecom Network, Inc. subsidiary from October 1999 until May 2002. I also served as President of New Frontier from August 2000 until June 2001. I am also the founder of Interactive Gallery and the founder and former CEO of Interactive Telecom Network, Inc. and Card Transactions, Inc. In addition, I also founded and served as President of two other media and telecommunications companies, ICOM Group, Inc., an audio text service bureau that specialized in automated credit card processing and fraud control procedures, and Response Telemedia, Inc., a privately held company offering 800/900 information and entertainment.

While there can be no assurance that electing my slate of director-nominees or replacing New Frontier’s current executive management team will increase the value of an investment in New Frontier’s common stock or produce other desirable results, I believe that these nominees will be able to develop an effective plan to restore investor confidence in New Frontier.

After a lawsuit I brought to require the Company to hold a shareholders’ meeting, a Colorado judge ordered that the election of directors be the first order of business at our annual meeting that she ordered to be held on August 20, 2002, and I understand that New Frontier has set July 9, 2002 as the record date for the Annual Meeting. In the next several weeks, I will be sending you proxy materials and a card to support our nominees. In the meantime, I ask you not to give voting instructions to your broker or sign any proxy card sent to you by the Company.

Sincerely,

EDWARD J. BONN

MR. BONN HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE 2002 ANNUAL MEETING OF NEW FRONTIER MEDIA SHAREHOLDERS. MR. BONN STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. YOU MAY ALSO OBTAIN THIS PROXY STATEMENT, OR ANY OTHER INFORMATION RELEVANT TO THE SOLICITATION OF PROXIES BY EDWARD J. BONN, BY CONTACTING MACKENZIE PARTNERS, INC., BY MAIL AT 105 MADISON AVENUE, NEW YORK, NEW YORK 10016, OR BY CALLING TOLL FREE AT (800) 322-2885 OR CALLING COLLECT AT (212) 929-5500. INFORMATION RELATING TO THE PARTICIPANTS IN MR. BONN’S PROXY SOLICITATION IS CONTAINED IN AMENDMENT NO. 4 TO THE PRELIMINARY PROXY STATEMENT, FILED ON JULY 10, 2002.

[1]	Based upon information contained in New Frontier’s recent filings with the Securities and Exchange Commission.

[2]	Based upon the difference between the closing price of New Frontier’s common stock of $5.00 per share on March 31, 1997 and the closing price of $1.91 per share on March 31, 2002.

[3]	Calculated by determining the percentage change in the closing price of each of Playboy and Private Media Group over the five-year period, and calculating the difference between the respective percentage changes in their stock prices and the 62% decline in New Frontier’s closing stock price over the same period.